(logo) GREYSTONE

GREYSTONE SERVICING COMPANY LLC

5221 N. O’Connor Blvd., Suite 800

Irving, Texas 75039

Phone: 972-868-5300

Fax:  972-868-5303

www.greyco.com

OFFICER’S CERTIFICATE

Greystone Servicing Company LLC

The undersigned, Rob Russell, Vice President of C-III Asset Management LLC, doing business as Greystone Special Servicing as Special Servicer from January 1, 2020 through August 26, 2020 and Greystone Servicing Company LLC, the current Special Servicer under that certain Pooling and Servicing Agreement dated as of December 1, 2016, relating to the Wells Fargo Commercial Mortgage Trust 2016-LC25, Commercial Mortgage Pass-Through Certificates, Series 2016-LC25 (the “Pooling and Servicing Agreement”), hereby certifies as follows:

1.       a review of the activities of the Special Servicer and of its performance under the Pooling and Servicing Agreement during a portion of the preceding calendar year 2020 (the “Reporting Period”) has been made under the undersigned’s supervision;

2.       to the best of the undersigned’s knowledge, based on such review, the Special Servicer maintained an effective internal control system relating to its servicing of the Mortgage Loans serviced by it and has fulfilled in all material respects its obligations under the Pooling and Servicing Agreement throughout the Reporting Period.

Capitalized terms not otherwise defined herein shall have the meanings given them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, as of the 17th  day of March, 2021, I have hereunto signed my name.

/s/ Rob Russell

Rob Russell, Managing Director